EXHIBIT 99.1

Donegal Group Inc. Announces Consolidation of Subsidiaries

MARIETTA, Pa., Nov. 15, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) announced that it plans to consolidate several of its wholly-owned insurance subsidiaries to simplify its organizational structure and reduce administrative costs.

Effective December 1, 2019, Le Mars Insurance Company (“Le Mars”), an Iowa property and casualty insurance company, and Sheboygan Falls Insurance Company (“Sheboygan Falls”), a Wisconsin property and casualty insurance company, will merge with and into Atlantic States Insurance Company (“Atlantic States”), a Pennsylvania property and casualty insurance company (the “Mergers”).  As a result of the Mergers, the separate corporate existences of Le Mars and Sheboygan Falls will cease and Atlantic States will continue as the surviving insurance company.  The parties to the Mergers have obtained all required regulatory approvals with respect to the Mergers.

The Mergers will have no impact on the staffing, operations or branch offices of the Donegal Insurance Group in the regions in which Le Mars and Sheboygan Falls operate currently.  While the insurance policies of Le Mars and Sheboygan Falls will be included in the pooling agreement between Atlantic States and Donegal Mutual Insurance Company beginning upon their next renewal date, we do not expect the Mergers to materially impact the consolidated financial results of Donegal Group Inc.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 20 Mid-Atlantic, Midwestern, New England and Southern states.  Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business in order to achieve operational excellence and enhancing our market position to compete effectively.

CONTACT:  Jeffrey D. Miller
Executive Vice President and Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com